EXHIBIT 23.1

Deloitte & Touche
Sociedad de Auditores y Consultores Ltda.
RUT: 80.276.200-3
Av. Providencia 1760Pisos 6,7,8 y 9 Providencia, Santiago
Chile
Fono: (56-2)270 3000
Fax: (56-2) 374 9177
e-mail: deloittechile@deloitte.com
www.deloitte.cl

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-138953 on Form F-3 of our reports dated May 10, 2007 relating to the consolidated financial statements of Banco Santander Chile and its subsidiaries (collectively referred to as “Banco Santander Chile”) (which report expresses an unqualified opinion and contains explanatory paragraphs (1) referring to the translation of Chilean peso amounts into U.S. dollar amounts, (2) the reconciliation of Chilean GAAP to U.S. GAAP for net income and shareholders’ equity and the application thereof and (3) the modified accounting basis under Chile GAAP for recording and valuation of financial investments acquired for trading, available-for-sale and held-to-maturity investments and derivative instruments), and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 20-F of Banco Santander Chile for the year ended December 31, 2006.

/s/ Deloitte & Touche
Santiago, Chile
June 14, 2007

Una firma miembro de Deloitte Touche Tohmatsu